Exhibit 99.1

Contacts:
Chris Senner
Chief Financial Officer
Exelixis, Inc.
650-837-7240
csenner@exelixis.com

Susan Hubbard
EVP, Public Affairs & Investor Relations
Exelixis, Inc.
650-837-8194
shubbard@exelixis.com

Exelixis Announces Third Quarter 2025 Financial Results and Provides Corporate Update

- Total Revenues of $597.8 million, Cabozantinib Franchise U.S. Net Product Revenues of $542.9 million -
- GAAP Diluted EPS of $0.69, Non-GAAP Diluted EPS of $0.78 -
- Announced Additional Stock Repurchase Program for up to $750 million by the End of 2026 -
- Conference Call and Webcast Today at 5:00 PM Eastern Time -

ALAMEDA, Calif. – November 4, 2025 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the third quarter of 2025, provided an update on progress toward achieving key corporate objectives, and outlined its commercial, clinical and pipeline development milestones.
“In the third quarter of 2025, Exelixis gained momentum in the cabozantinib franchise and delivered on critical strategic priorities across the research & development portfolio,” said Michael M. Morrissey, Ph.D., President and Chief Executive Officer, Exelixis. “The cabozantinib franchise continued to outperform with sustained growth in renal cell carcinoma and neuroendocrine tumors, where CABOMETYX® built on its position as the leading oral therapy for new patient market share in second-line and later settings. In October, we presented the detailed positive results from the STELLAR-303 pivotal trial evaluating zanzalintinib in combination with atezolizumab in advanced colorectal cancer at the 2025 European Society for Medical Oncology Congress, along with a simultaneous publication in The Lancet. Based on these results, we intend to complete the submission of our first new drug application for zanzalintinib in the U.S. before year-end. We also made strong progress across the range of ongoing and planned zanzalintinib pivotal trials, as well as the four ongoing phase 1 clinical studies from our early-stage pipeline where we’re looking to profile and move the most promising candidates into full development. I want to thank the entire Exelixis team for their collective efforts and unwavering commitment as we work toward our goals of improving standards of care and helping more patients with cancer."

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Exelixis Third Quarter 2025 Financial Results	Page 2 of 9
November 4, 2025
Third Quarter 2025 Financial Results
Total revenues for the quarter ended September 30, 2025 were $597.8 million, as compared to $539.5 million for the comparable period in 2024.
Total revenues for the quarter ended September 30, 2025 included net product revenues of $542.9 million, as compared to $478.1 million for the comparable period in 2024. The increase in net product revenues was primarily due to an increase in sales volume.
Collaboration revenues, composed of license revenues and collaboration services revenues, were $54.8 million for the quarter ended September 30, 2025, as compared to $61.5 million for the comparable period in 2024. The decrease in collaboration revenues was primarily related to lower milestone-related revenues recognized in the quarter and lower development cost reimbursements earned, partially offset by higher royalty revenues for the sales of cabozantinib outside the U.S. generated by Exelixis’ collaboration partner Ipsen Pharma SAS (Ipsen).
Research and development expenses for the quarter ended September 30, 2025 were $199.2 million, as compared to $222.6 million for the comparable period in 2024. The decrease in research and development expenses was primarily related to decreases in clinical trial costs and license and other collaboration costs.
Selling, general and administrative expenses for the quarter ended September 30, 2025 were $123.7 million, as compared to $111.8 million for the comparable period in 2024. The increase in selling, general and administrative expenses was primarily related to increases in stock-based compensation and consulting and outside services.
Provision for income taxes for the quarter ended September 30, 2025 was $58.8 million, as compared to $36.8 million for the comparable period in 2024.
Restructuring expenses for the quarter ended September 30, 2025 were $19.8 million. The restructuring expenses primarily consist of severance and employee-related costs. In August 2025, Exelixis’ Board of Directors authorized a corporate reorganization plan (the Plan) to reorganize the Company’s workforce and close the office located in King of Prussia, Pennsylvania. In connection with the Plan, the Company estimates that it will incur aggregate charges of approximately $20.5 million. The majority of these costs were incurred in the third quarter of 2025. The Plan was implemented in the third quarter of fiscal year 2025 and is expected to be substantially completed by the end of fiscal year 2025.
Impairment of long-lived assets for the quarter ended September 30, 2024 of $51.7 million was related to the non-cash asset impairment charge to certain of Exelixis’ leased facilities.
GAAP net income for the quarter ended September 30, 2025 was $193.6 million, or $0.72 per share, basic and $0.69 per share, diluted, as compared to GAAP net income of $118.0 million, or $0.41 per share, basic and $0.40 per share, diluted, for the comparable period in 2024. GAAP net income per share for the quarter ended September 30, 2025 was favorably impacted by lower weighted-average common shares outstanding for the quarter ended September 30, 2025, as compared to the comparable period in 2024, as a result of the stock repurchase programs.
Non-GAAP net income for the quarter ended September 30, 2025 was $217.9 million, or $0.81 per share, basic and $0.78 per share, diluted, as compared to non-GAAP net income of $135.7 million, or $0.47 per share, basic and diluted, for the comparable period in 2024.

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Exelixis Third Quarter 2025 Financial Results	Page 3 of 9
November 4, 2025
Non-GAAP Financial Measures
To supplement Exelixis’ financial results presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Exelixis presents non-GAAP net income (and the related per share measures), which excludes from GAAP net income (and the related per share measures) stock-based compensation, adjusted for the related income tax effect for all periods presented.
Exelixis believes that the presentation of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. In particular, Exelixis believes that these non-GAAP financial measures, when considered together with its financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare Exelixis’ results from period to period, and to identify operating trends in Exelixis’ business. Exelixis has excluded stock-based compensation, adjusted for the related income tax effect, because it is a non-cash item that may vary significantly from period to period as a result of changes not directly or immediately related to the operational performance for the periods presented. Exelixis also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate its business and to make operating decisions.
These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Exelixis encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP financial information and the reconciliation between these presentations, to more fully understand Exelixis’ business. Reconciliations between GAAP and non-GAAP results are presented in the tables of this release.
2025 Financial Guidance
Exelixis is providing the following updated financial guidance for fiscal year 2025.

	Current Guidance (provided on November 4, 2025)	Previous Guidance (provided on May 13, 2025)
Total revenues	$2.30 billion - $2.35 billion	$2.25 billion - $2.35 billion
Net product revenues	$2.10 billion - $2.15 billion(1)	$2.05 billion - $2.15 billion(1)
Cost of goods sold	~4% of net product revenues	4% - 5% of net product revenues
Research and development expenses	$850 million - $900 million(2)	$925 million - $975 million(3)
Selling, general and administrative expenses	$500 million - $525 million(4)	$475 million - $525 million(4)
Effective tax rate	17% - 18%	21% - 23%
____________________
(1) Exelixis’ 2025 net product revenues guidance range includes the impact of a U.S. wholesale acquisition cost increase of 2.8% for CABOMETYX effective Jan. 1, 2025.
(2) Includes $40.0 million of non-cash stock-based compensation.
(3) Includes $50.0 million of non-cash stock-based compensation.
(4) Includes $80.0 million of non-cash stock-based compensation.
Third Quarter 2025 Highlights
Cabozantinib Franchise Net Product Revenues and Royalties. Net product revenues generated by the cabozantinib franchise in the U.S. were $542.9 million during the third quarter of 2025, with net product revenues of $539.9 million from CABOMETYX (cabozantinib) and $3.1 million from COMETRIQ® (cabozantinib). Based upon cabozantinib-related net product revenues generated by Exelixis’ collaboration partners during the quarter ended September 30, 2025, Exelixis earned $46.3 million in royalty revenues.

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Exelixis Third Quarter 2025 Financial Results	Page 4 of 9
November 4, 2025
Detailed Results from Phase 3 STELLAR-303 Pivotal Trial Presented at the 2025 European Society for Medical Oncology Congress (ESMO 2025) and Published in The Lancet. In October, Exelixis presented detailed results from STELLAR-303 at ESMO 2025; these detailed findings were simultaneously published in The Lancet. STELLAR-303 is evaluating zanzalintinib in combination with atezolizumab (Tecentriq®) versus regorafenib in patients with previously treated non-microsatellite instability (MSI)-high metastatic colorectal cancer (CRC). As previously announced in June, the study met one of its dual primary endpoints, with the combination of zanzalintinib and atezolizumab demonstrating a statistically significant reduction in the risk of death versus regorafenib in the intention-to-treat (ITT) population at the final analysis. An overall survival (OS) benefit with the combination was consistently observed across pre-specified subgroups, including geographic region, RAS status, liver involvement and prior anti-VEGF therapy. Data pertaining to the other dual primary endpoint, OS in patients without liver metastases (non-liver metastases or NLM), were immature at the data cutoff. A prespecified interim analysis showed a trend in OS favoring the combination. The trial will proceed to the planned final analysis for this endpoint. A trend for improvement in progression-free survival (PFS) with the combination was also observed in the ITT population, though statistical superiority cannot be claimed at this time due to the prespecified hierarchical testing strategy. The trend for PFS improvement with zanzalintinib in combination with atezolizumab versus regorafenib was consistent across subgroups. The safety profiles of zanzalintinib in combination with atezolizumab and of regorafenib were generally consistent with what has been previously observed, and no new safety signals were identified. Based on these findings, Exelixis intends to submit a New Drug Application for zanzalintinib in combination with atezolizumab for the treatment of patients with previously treated metastatic CRC in the U.S. by the end of 2025.
Presentation of Results from Subgroup Analysis of CABINET Phase 3 Pivotal Trial Evaluating CABOMETYX in Advanced Lung and Thymic Neuroendocrine Tumors (NET) at ESMO 2025. In October, results from a subgroup analysis of the CABINET trial evaluating CABOMETYX versus placebo in patients with previously treated advanced NET originating in the lungs or thymus were presented at ESMO 2025. These subgroup results demonstrated that CABOMETYX significantly reduced the risk of disease progression or death versus placebo in patients with lung or thymic NET. The safety profile of CABOMETYX observed in patients with lung or thymic NET was consistent with its known safety profile; no new safety signals were identified. In March 2025, the U.S. Food and Drug Administration (FDA) approved CABOMETYX for the treatment of 1) adult and pediatric patients 12 years of age and older with previously treated, unresectable, locally advanced or metastatic, well-differentiated pancreatic NET (pNET); and 2) adult and pediatric patients 12 years of age and older with previously treated, unresectable, locally advanced or metastatic, well-differentiated extra-pancreatic NET (epNET), based on results from the CABINET study.
Appointment of Dana T. Aftab, Ph.D. as Executive Vice President, Research and Development. In August, Exelixis announced that the company had appointed Dana T. Aftab, Ph.D., as its Executive Vice President, Research and Development. In this new role, Dr. Aftab oversees all aspects of the company’s drug discovery, translational research, product development and medical affairs activities. Dr. Aftab joined Exelixis in 1998, and since then has played a key role in the discovery and development of the company’s flagship medicine, CABOMETYX, which is currently the leading tyrosine kinase inhibitor in the U.S. for both the treatment of advanced renal cell carcinoma and advanced NET. During his tenure at Exelixis, Dr. Aftab has held diverse roles across the company’s research and development organizations, and most recently served as Executive Vice President, Discovery and Translational Research and Chief Scientific Officer (CSO) since December 2022. As CSO, Dr. Aftab oversaw the development of the company’s early pipeline, as well as of the translational medicine and clinical pharmacology teams supporting work streams across the spectrum of discovery research and product development.

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Exelixis Third Quarter 2025 Financial Results	Page 5 of 9
November 4, 2025
Zanzalintinib Pivotal Development Program. In July, Exelixis announced several updates to the zanzalintinib development program, including the initiation of the STELLAR-311 phase 3 pivotal trial in advanced NET. STELLAR-311 is evaluating zanzalintinib versus everolimus as a first oral therapy in patients with advanced NET, regardless of site of origin. The primary endpoint of the trial is PFS per Response Evaluation Criteria in Solid Tumors (RECIST) 1.1 as assessed by Blinded Independent Central Review. The company also announced that planning is underway for the next wave of zanzalintinib pivotal trials in post-chemotherapy adjuvant CRC settings, as well as in high grade and/or recurrent meningiomas.
Partner Ipsen Received Approval from the European Commission (EC) for CABOMETYX for Patients with Previously Treated Advanced NET. In July, Exelixis announced that its partner Ipsen received approval from the EC for CABOMETYX for adult patients with unresectable or metastatic, well-differentiated pNET and epNET who have progressed following at least one prior systemic therapy other than somatostatin analogues. This approval follows the positive opinion received from the European Medicines Agency’s Committee for Medicinal Products for Human Use in June 2025 and allows for the marketing of CABOMETYX in this indication in all 27 member states of the European Union, Norway, Liechtenstein and Iceland. In July, Ipsen also received approval for CABOMETYX as a treatment for previously treated advanced NET by health regulatory authorities in both Brazil and Australia. These approvals were based on the positive results of the phase 3 CABINET pivotal trial, which evaluated CABOMETYX compared with placebo in two cohorts of patients with previously treated NET: advanced pNET and advanced epNET.
Progress of Early-stage Pipeline Programs. Today, Exelixis provided an update on the recent progress of its early-stage pipeline programs. In August, Exelixis initiated the phase 1 study of XB371, the company’s next-generation tissue factor-targeting antibody-drug conjugate (TF-targeting ADC) program, following U.S. FDA clearance of its Investigational New Drug application in July. Exelixis now has four ongoing phase 1 trials for its pipeline programs XL309, XB010, XB628 and XB371.
Stock Repurchase Program. In August 2024, Exelixis’ Board of Directors authorized a stock repurchase program (SRP) to acquire up to $500 million of the company’s common stock before December 31, 2025. In February 2025, the Board of Directors authorized the repurchase of up to an additional $500 million of the company’s common stock before December 31, 2025. Under these programs, as of September 30, 2025, Exelixis has repurchased $895.3 million of the company’s common stock, at an average price of $37.18 per share. Exelixis completed repurchases under the August 2024 SRP in the second quarter of 2025 and plans to complete repurchases under the February 2025 SRP in the fourth quarter of 2025. Since the approval of the first stock repurchase program in March 2023, the weighted-average diluted common shares outstanding has decreased from 326.3 million shares to 278.5 million shares as of September 30, 2025, and Exelixis has returned $1.9 billion to shareholders through these programs. In October, the Board of Directors authorized the repurchase of up to an additional $750 million of the company’s common stock before December 31, 2026. The October 2025 SRP will be the fifth such program to be undertaken by the company since March 2023. Stock repurchases under these programs may be made from time to time through a variety of methods, which may include open market purchases, in block trades, Rule 10b5-1 trading plans, accelerated share repurchase transactions, exchange transactions, or any combination of such methods. The timing and amount of any stock repurchases under the stock repurchase programs will be based on a variety of factors, including ongoing assessments of the capital needs of the business, alternative investment opportunities, the market price of our common stock and general market conditions. The programs do not obligate us to acquire any amount of our common stock, and the stock repurchase programs may be modified, suspended or discontinued at any time without prior notice.

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Exelixis Third Quarter 2025 Financial Results	Page 6 of 9
November 4, 2025
Federal Income Tax Impact from the One Big Beautiful Bill Act. In July, the One Big Beautiful Bill Act was signed into law which, among other provisions, permanently repeals the requirement to capitalize domestic research and experimental (R&E) expenditures for federal income tax purposes for taxable years beginning after December 31, 2024, and allows for the accelerated deduction of any remaining unamortized domestic R&E expenditures. Foreign R&E expenditures are still required to be capitalized and amortized ratably over 15 years. Exelixis estimates its federal cash tax benefit for previously unamortized domestic R&E expenditures is $147 million with no corresponding impact to the federal income tax provision.
Basis of Presentation
Exelixis has adopted a 52- or 53-week fiscal year that generally ends on the Friday closest to December 31. For convenience, references in this press release as of and for the fiscal periods ended October 3, 2025 and September 27, 2024, are indicated as being as of and for the periods ended September 30, 2025 and September 30, 2024.
Conference Call and Webcast
Exelixis management will discuss the company’s financial results for the third quarter 2025 and provide a general business update during a conference call beginning at 5:00 p.m. ET / 2:00 p.m. PT today, Tuesday, November 4, 2025.
To access the conference call, please register using this link. Upon registration, a dial-in number and unique PIN will be provided to join the call. To access the live webcast link, log onto www.exelixis.com and proceed to the Event Calendar page under the Investors & News heading. A webcast replay of the conference call will also be archived on www.exelixis.com for one year.
About Exelixis
Exelixis is a globally ambitious oncology company innovating next-generation medicines and regimens at the forefront of cancer care. Powered by drug discovery and development excellence, we are rapidly evolving our product portfolio to target an expanding range of tumor types and indications with our clinically differentiated pipeline of small molecules and biotherapeutics. This comprehensive approach harnesses decades of robust investment in our science and partnerships to advance our investigational programs and extend the impact of our flagship commercial product, CABOMETYX® (cabozantinib). Exelixis is driven by a bold scientific pursuit to create transformational treatments that give more patients hope for the future. For information about the company and its mission to help cancer patients recover stronger and live longer, visit www.exelixis.com, follow @ExelixisInc on X (Twitter), like Exelixis, Inc. on Facebook and follow Exelixis on LinkedIn.
Forward-Looking Statements
This press release contains forward-looking statements, including, without limitation, statements related to: Exelixis’ plans to submit a New Drug Application for zanzalintinib in combination with atezolizumab for the treatment of patients with previously treated metastatic CRC in the U.S. by the end of 2025, which is subject to limitations on the availability of government services, such as from the FDA, as a result of the ongoing U.S. federal government shutdown; Exelixis’ plans to initiate additional zanzalintinib pivotal trials, including in the post-chemotherapy adjuvant CRC settings, as well as in high grade and/or recurrent meningiomas, and plans for its early-stage pipeline; the timing of completion for Exelixis’ corporate reorganization plan by the end of fiscal year 2025; Exelixis’ updated financial guidance for fiscal year 2025 and any plans to provide further updates; the timing, amount, and completion of any stock repurchase programs; and Exelixis’ scientific pursuit to create transformational treatments that give more patients hope for the future. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and are based upon Exelixis’ current plans, assumptions, beliefs, expectations, estimates and projections. Forward-looking statements involve risks and uncertainties. Actual results and the timing of

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Exelixis Third Quarter 2025 Financial Results	Page 7 of 9
November 4, 2025
events could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, which include, without limitation: the degree of market acceptance of CABOMETYX and other Exelixis products in the indications for which they are approved and in the territories where they are approved, and Exelixis’ and its partners’ ability to obtain or maintain coverage and reimbursement for these products; the effectiveness of CABOMETYX and other Exelixis products in comparison to competing products; the level of costs associated with Exelixis’ commercialization, research and development, in-licensing or acquisition of product candidates, and other activities; Exelixis’ ability to maintain and scale adequate sales, marketing, market access and product distribution capabilities for its products or to enter into and maintain agreements with third parties to do so; the potential failure of cabozantinib, zanzalintinib and other Exelixis product candidates, both alone and in combination with other therapies, to demonstrate safety and/or efficacy in clinical testing; uncertainties inherent in the drug discovery and product development process; Exelixis’ dependence on its relationships with its collaboration partners, including their pursuit of regulatory approvals for partnered compounds in new indications, their adherence to their obligations under relevant collaboration agreements and the level of their investment in the resources necessary to complete clinical trials or successfully commercialize partnered compounds in the territories where they are approved; complexities and the unpredictability of the regulatory review and approval processes in the U.S. and elsewhere; Exelixis’ continuing compliance with applicable legal and regulatory requirements; unexpected concerns that may arise as a result of the occurrence of adverse safety events or additional data analyses of clinical trials evaluating cabozantinib, zanzalintinib and other Exelixis product candidates; Exelixis’ dependence on third-party vendors for the development, manufacture and supply of its products and product candidates; Exelixis’ ability to protect its intellectual property rights; market competition, including the potential for competitors to obtain approval for generic versions of Exelixis’ marketed products; changes in economic and business conditions, including as a result of changing trade policies and tariffs and the related uncertainty thereof; and other factors detailed from time to time under the caption “Risk Factors” in Exelixis’ most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and in Exelixis’ other future filings with the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Exelixis as of the date of this press release, and Exelixis undertakes no obligation to update or revise any forward-looking statements contained herein, except as required by law.

Exelixis, the Exelixis logo, CABOMETYX and COMETRIQ are registered trademarks of Exelixis, Inc.
TECENTRIQ (atezolizumab) is a registered trademark of Genentech, a member of the Roche Group.

-see attached financial tables-

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Exelixis Third Quarter 2025 Financial Results	Page 8 of 9
November 4, 2025
EXELIXIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Net product revenues	$542,930	$478,059	$1,576,227	$1,294,163
Collaboration revenues	54,825	61,483	145,236	307,783
Total revenues	597,755	539,542	1,721,463	1,601,946
Operating expenses:
Cost of goods sold	18,574	17,328	57,216	56,251
Research and development	199,164	222,570	611,753	661,406
Selling, general and administrative	123,661	111,801	395,703	357,800
Impairment of long-lived assets	—	51,672	—	51,672
Restructuring	19,816	96	19,816	33,406
Total operating expenses	361,215	403,467	1,084,488	1,160,535
Income from operations	236,540	136,075	636,975	441,411
Interest income	15,922	18,709	51,787	55,861
Other expenses, net	(49)	(29)	(244)	(405)
Income before income taxes	252,413	154,755	688,518	496,867
Provision for income taxes	58,835	36,782	150,476	115,461
Net income	$193,578	$117,973	$538,042	$381,406
Net income per share:
Basic	$0.72	$0.41	$1.97	$1.31
Diluted	$0.69	$0.40	$1.90	$1.28
Weighted-average common shares outstanding:
Basic	268,421	285,622	273,269	291,865
Diluted	278,535	291,478	283,701	296,994

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Exelixis Third Quarter 2025 Financial Results	Page 9 of 9
November 4, 2025
EXELIXIS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
GAAP net income	$193,578	$117,973	$538,042	$381,406
Adjustments:
Stock-based compensation - research and development(1)	10,353	8,764	34,018	21,834
Stock-based compensation - selling, general and administrative(1)	20,532	14,259	58,868	45,656
Income tax effect of the above adjustments	(6,569)	(5,335)	(20,917)	(15,624)
Non-GAAP net income	$217,894	$135,661	$610,011	$433,272
GAAP net income per share:
Basic	$0.72	$0.41	$1.97	$1.31
Diluted	$0.69	$0.40	$1.90	$1.28
Non-GAAP net income per share:
Basic	$0.81	$0.47	$2.23	$1.48
Diluted	$0.78	$0.47	$2.15	$1.46
Weighted-average common shares outstanding:
Basic	268,421	285,622	273,269	291,865
Diluted	278,535	291,478	283,701	296,994
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(1) Non-cash stock-based compensation used for GAAP reporting in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation.